Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CLIMATE REAL IMPACT SOLUTIONS II ACQUISITION CORPORATION

CLIMATE REAL IMPACT SOLUTIONS II ACQUISITION CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the Corporation is Climate Real Impact Solutions II Acquisition Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 2, 2020. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 26, 2021 (the “Amended and Restated Certificate”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) has been duly adopted by the Board of Directors of the Corporation and approved by the Corporation’s stockholders in accordance with the provisions of the Amended and Restated Certificate and Section 242 of the General Corporation Law of the State of Delaware. The approval of the Amendment is intended to constitute the adoption of a plan of complete liquidation of the Corporation for U.S. federal income tax purposes.

3.	This Amendment further amends the provisions of the Amended and Restated Certificate.

4.	The Amended and Restated Certificate is hereby amended by deleting Article IX, Section 9.1(b) in its entirety and inserting the following in lieu thereof:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the ’SEC’) on January 8, 2021, as amended (the ’Registration Statement’), shall be deposited in a trust account (the ’Trust Account’), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) not previously properly redeemed in accordance with clause (iii) below if the Corporation does not complete its initial Business Combination by the later of (x) December 8, 2022 or (y) the date of the effectiveness of the Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation pursuant to the DGCL (the “Amended Termination Date”) and (iii) the redemption of any Offering Shares properly submitted in connection with a stockholder vote seeking to amend any provisions of this Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Common Stock included as part of the units sold in the Offering (the ’Offering Shares’) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or any affiliates of any of the foregoing) are referred to herein as ’Public Stockholders.’”

5.	The Amended and Restated Certificate is hereby amended by deleting Article IX, Section 9.2(d) in its entirety and inserting the following in lieu thereof:

“(d) In the event that the Corporation has not consummated an initial Business Combination by the Amended Termination Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

6.	The Amended and Restated Certificate is hereby amended by deleting Article IX, Section 9.7 in its entirety and inserting the following in lieu thereof:

“Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Amended Termination Date, or with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 8th day of December 2022.

CLIMATE REAL IMPACT SOLUTIONS II ACQUISITION CORPORATION

By:	/s/ John A. Cavalier
Name:	John A. Cavalier
Title:	Chief Executive Officer and Chief Financial Officer

[Signature Page to the Amendment to the Certificate of Incorporation]

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